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                      DICKSTEIN PARTNERS INC.

_________________________________________________________________

Mark Dickstein
President



    ANNUAL MEETING ON AUGUST 31 - VOTE YOUR BLUE PROXY CARD TODAY


                                        August 22, 1995

Dear Marietta Shareholder:

     In nine days, the shareholders of Marietta Corporation will be afforded their first opportunity in 17 months to vote for directors of their company. The choice between our slate and the incumbents' is stark. Our slate offers you the dual platform of:

     . Affording those shareholders who wish to sell their shares in the near term the opportunity to do so through a "Dutch auction" tender offer for between 57% and 64% of Marietta's shares not owned by us at a price between $8.00 and $9.00 per share.

     . Aggressively addressing the very operational problems that have arisen under the incumbent directors' stewardship. Remember that, even before taking into account non-recurring professional fee items, the Company's operating income for the first nine months of this year has declined by 95% over last year's results.


                    HARD QUESTIONS FOR THE INCUMBENTS

          The existing Board's track record raises many questions that their election rhetoric does not answer:

          Managing the Company: The existing Board wants yet another term to improve the Company's operating performance. But ask yourself this:

     . Why should you entrust that task to directors who have presided over one of the worst years in the Company's history?

     . If the incumbents have such a great operating plan, why have they only recently started to implement it? What were they waiting for? And if the plan is so good, why are operating results getting worse rather than better?



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Despite its own dismal track record, the existing Board
challenges the ability of our nominees to ensure that Marietta's operational problems are fixed. Remember that our original intent was to own Marietta and operate it for ourselves. We, our management consultants and our accountants, have pored over the Company -- toured its facilities, met its management, scrutinized its nonpublic operating data. There is an obvious and urgent need and ability for Marietta to cut costs, match its manufacturing capacity to realistic production plans, reduce working capital, and improve margins. We believe that we can obtain improved profitability from virtually every aspect of Marietta's existing operations -- even before taking into account growth opportunities.

          Selling the Company: The incumbents ask you to re-elect them with the hope that they can contract to sell the Company by September 30, 1995. But ask yourself this:

     . The incumbents have failed for the last seven months to sell the Company. Why would you believe that they would be able to do so now, in the midst of a dismal year?

     . The incumbents consider excessive the debt that would be required to repurchase half the Company's shares at $9.00 per share. How, then, can they in good faith hold out the possibility that they will be able to sell the Company to a buyer who could finance the purchase of all the shares, presumably at a higher price?

In the unlikely event that a qualified buyer at an acceptable price emerges, our nominees would enthusiastically support the sale of the Company.

          Value of Your Stock: More than anything else, ask yourself this: What will happen to the value of your investment if the incumbents are re-elected and the Company is not promptly sold? We believe that, absent a stock repurchase program and a change in the directors, the fundamental company weaknesses that have depressed the market value of your shares will continue.

                   THE INCUMBENTS' FLAWED ATTACK

          The existing Board's August 17 letter to you levels numerous, flawed attacks against Dickstein Partners:

          Financing: The incumbents claim that we have not obtained a financing commitment for the proposed tender offer. In fact, we have obtained a commitment letter from a major lending institution, The CIT Group/Business Credit, Inc., for a five-year $27 million financing-far more than is needed to




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finance a $16 million tender offer. (We will furnish you upon request a copy of the CIT commitment letter, which sets forth its terms and conditions.)

          Increasing Dickstein Partners' Ownership: The incumbents claim that the tender offer will allow us to increase our percentage ownership of the Company. What the incumbents neglect to point out is that the proposed tender offer will allow each shareholder to choose between increasing its percentage ownership of the Company or selling its shares. Share for share, Dickstein Partners will be treated no differently than other shareholders who choose not to sell.

          Subject to Change: The incumbents complain that the tender offer we have proposed is subject to change based upon conditions at the time. We do not suggest that the offer will be pursued even if some unexpected disaster befalls the Company. However, having conducted an extensive review of the Company's nonpublic information, we are confident that the tender offer we have proposed will be consummated expeditiously by the new Board.

          Over-Leverage: The incumbents claim that the debt required to finance the proposed self-tender will "jeopardize or reduce the value of [the remaining] shares of Marietta common stock." This nay-saying simply shows the existing Board's lack of confidence in its own ability to operate the business. The modest additional debt that we propose entails, in our view, conservative leverage than can be readily serviced by the Company, and we will not be selling any of our shares.

          Expenses: The incumbent directors complain about our intention to seek reimbursement of our out-of-pocket expenses if we prevail in the election contest. Yet the incumbents' expenses are being paid by the Company whether or not they are re-elected. Further, our expenses are dwarfed by the Company's own. The $1.5 million minimum fee to which the Company's investment banker, Goldman Sachs, will be entitled whether or not a transaction occurs, is single-handedly more than twice all our expenses combined.

                  WE AGREE:  IT IS A MATTER OF TRUST

           We agree with the existing Board about one thing:
Shareholders should decide whom they can trust to run their company.

           The incumbents offer little about their slate. What have they done to inspire any confidence in themselves, after years of turmoil and disappointing results?




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Eager to deflect scrutiny of themselves, the
incumbents attempt to draw a flawed connection to our recent experience with Hills Stores Company. The Marietta situation is fundamentally different: We have already had complete access to Marietta's confidential business information, and we have obtained a commitment letter from a major lender that will allow Marietta to expeditiously make the proposed tender offer.

          What Marietta's present directors criticize us for is withdrawing our own acquisition proposal for Hills after new, material facts came to light -- a meaningful downturn in operating income, which was not disclosed by the incumbent board, $32 million of "golden-parachute" payments ($12 million more than expected), and deplorable "scorched earth" tactics by the outgoing directors costing Hills millions of additional dollars.

          We believe Hills' shareholders were correct in replacing by a three-to-one margin an arrogant and unresponsive board with our slate.

                  PROTECTING MINORITY SHAREHOLDERS

          Marietta's existing directors complain about "turning control" of the Company over to us. As disclosed in our proxy materials, our slate includes well-qualified independent directors.

          Majority of the Minority Voting: If our slate wins, we are willing to commit to the following so long as representatives of Dickstein Partners remain on Marietta's Board: If a shareholder vote is required for any transaction directly or indirectly between Marietta (or its subsidiaries) and Dickstein Partners (or its managed funds), Dickstein Partners will not permit that transaction to occur unless it has also been approved by a majority of the "non-Dickstein" shareholders voting on the matter -- shareholders other than Dickstein Partners and its affiliates.

          Additional Directors: Finally, if our slate is elected, we would support the prompt expansion of Marietta's
Board to include two qualified representatives of shareholders unaffiliated with ourselves.

                        WE NEED YOUR SUPPORT

          This election is critical. No matter how many shares you own, we urge you to sign, date and return your BLUE proxy card today in the enclosed envelope.

          Do not submit the incumbents' white proxy card. If you have already done so, you may revoke it by signing, dating and mailing Dickstein Partners' BLUE proxy card in the enclosed envelope.



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          Thank you for your support.

                                   Sincerely,

                                   /s/ Mark Dickstein

                                  Mark Dickstein




          If you have questions or need assistance in voting, please contact:

                    MacKenzie Partners, Inc.
                    156 Fifth Avenue
                    New York, New York  10010
                    (212) 969-5500 (call collect)
                             or
                     Call Toll-Free 800-322-2885







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